Exhibit 16.1

                               ARTHUR ANDERSEN LLP





To:  The Securities and Exchange Commission:


We have read Item 4 included in the attached Form 8-K dated September 10, 1996 of UDC Homes, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


                                                             ARTHUR ANDERSEN LLP

Phoenix, Arizona,
   September 11, 1996.